                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement.       [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2)).
     [X] Definitive Proxy Statement.

     [ ] Definitive Additional Materials.

     [ ] Soliciting Material Pursuant to Rule 14a-12


                               APACHE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:


--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:


--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:


--------------------------------------------------------------------------------
     (5) Total fee paid:


--------------------------------------------------------------------------------
     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:


--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:


--------------------------------------------------------------------------------
     (3) Filing Party:


--------------------------------------------------------------------------------
     (4) Date Filed:


--------------------------------------------------------------------------------

                                 (APACHE LOGO)

                              ONE POST OAK CENTRAL
                       2000 POST OAK BOULEVARD, SUITE 100
                           HOUSTON, TEXAS 77056-4400

                    ----------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                    ----------------------------------------

TO THE STOCKHOLDERS OF APACHE CORPORATION:

The 2003 annual meeting of stockholders of Apache Corporation, a Delaware corporation, will be held on Thursday, May 1, 2003, at 10:00 a.m. (Houston time), at the Doubletree Hotel at Post Oak, 2001 Post Oak Boulevard, Houston, Texas, for the following purposes:

     1. To elect five directors to serve until the Company's annual meeting in 2006; and

     2. To transact any other business that may properly come before the meeting or any adjournment thereof.

Holders of record of the Company's common stock as of the close of business on March 12, 2003 are entitled to notice of, and to vote at, the annual meeting. The Company's stock transfer books will not be closed. A complete list of stockholders entitled to vote at the annual meeting will be available for examination by any Apache stockholder at 2000 Post Oak Boulevard, Suite 100, Houston, Texas, for purposes relating to the annual meeting, during normal business hours for a period of ten days before the meeting.

It is important that your shares are represented at the meeting. We encourage you to designate the proxies named on the enclosed proxy card to vote your shares on your behalf and per your instructions. This action does not limit your right to vote in person or to attend the meeting.

                                         By order of the Board of Directors

                                         APACHE CORPORATION

                                         /s/ C. L. PEPER
                                         C. L. PEPER
                                         Corporate Secretary

Houston, Texas
March 31, 2003

                       PROXY STATEMENT TABLE OF CONTENTS

                                                              PAGE
                                                              ----
General.....................................................    1
Purpose of the Annual Meeting...............................    1
Who Can Vote................................................    1
How to Vote.................................................    1
Voting 401(k) Plan Shares...................................    2
Revoking a Proxy............................................    2
Quorum and Votes Needed.....................................    2
How the Votes are Counted...................................    2
Election of Directors (Proposal No. 1)......................    3
      Nominees for Election as Directors....................    4
      Continuing Directors..................................    5
      Standing Committees and Meetings of the Board of
       Directors............................................    7
      Report of the Audit Committee.........................    9
      Director Compensation.................................    9
      Securities Ownership and Principal Holders............   11
      Section 16(a) Beneficial Ownership Reporting
       Compliance...........................................   12
      Equity Compensation Plan Information..................   13
      Executive Officers of the Company.....................   14
      Summary Compensation Table............................   16
      Option/SAR Exercises and Year-End Value Table.........   18
      The Management Development and Compensation Committee
       Report on Executive Compensation.....................   19
      Performance Graph.....................................   24
      Employment Contracts and Termination of Employment and
       Change-in-Control Arrangements.......................   25
      Compensation Committee Interlocks and Insider
       Participation........................................   26
      Certain Business Relationships and Transactions.......   26
Independent Public Auditors.................................   27
Stockholder Proposals.......................................   29
Solicitation of Proxies.....................................   29

Note: References to the "stock dividends" throughout this proxy statement relate to the five-percent stock dividend on Apache common stock payable in shares of common stock on April 2, 2003, to stockholders of record on March 12, 2003, and to the ten-percent stock dividend on Apache common stock paid in shares of common stock on January 21, 2002, to stockholders of record on December 31, 2001.

                               APACHE CORPORATION
                              ONE POST OAK CENTRAL
                       2000 POST OAK BOULEVARD, SUITE 100
                           HOUSTON, TEXAS 77056-4400

                                                                  March 31, 2003

                                PROXY STATEMENT

GENERAL

This proxy statement contains information about the 2003 annual meeting of stockholders of Apache Corporation. In this proxy statement "Apache" and "the Company" both refer to Apache Corporation. This proxy statement and the enclosed proxy card are being mailed to you by the Company's board of directors starting on or about March 31, 2003.

PURPOSE OF THE ANNUAL MEETING

At the Company's annual meeting, stockholders will vote on the election of directors as outlined in the accompanying notice of meeting, and on any other business that properly comes before the meeting. As of the date of this proxy statement, the Company is not aware of any business to come before the meeting other than the election of directors. There are no rights of appraisal or similar rights of dissenters arising from matters to be acted on at the meeting.

WHO CAN VOTE

Only stockholders of record holding shares of Apache common stock at the close of business on the record date, March 12, 2003, are entitled to receive notice of the annual meeting and to vote the shares of Apache common stock they held on that date. As of March 12, 2003, there were 153,867,875 shares of Apache common stock issued and outstanding. Holders of Apache common stock are entitled to one vote per share and are not allowed to cumulate votes in the election of directors. The enclosed proxy card shows the number of shares that you are entitled to vote.

Apache currently has outstanding one series of preferred stock -- the 5.68% Cumulative Preferred Stock, Series B (the "Series B Preferred Stock"). The holders of the depositary shares, each representing 1/10th of a share of Series B Preferred Stock, are not entitled to any voting rights, except under certain circumstances relating to non-payment of dividends on the Series B Preferred Stock. As of the date of this proxy statement, all dividend payments on the Series B Preferred Stock were current.

HOW TO VOTE

If your shares of Apache common stock are held by a broker, bank or other nominee (in "street name"), you will receive instructions from them on how to vote your shares.

If you hold shares of Apache common stock in your own name (as a "stockholder of record"), you may give instructions on how your shares are to be voted by:

     - marking, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

     - using the toll-free telephone number or Internet voting site listed on the enclosed proxy card. Specific directions for using the telephone and Internet voting systems are shown on the proxy card.

When using telephone or Internet voting, the systems verify that you are a stockholder through the use of a company number for Apache and a unique control number for you. IF YOU VOTE BY TELEPHONE OR INTERNET, PLEASE DO NOT MAIL THE ENCLOSED PROXY CARD.

Whichever of these methods you use to transmit your instructions, your shares of Apache common stock will be voted as you direct. If you sign and return the enclosed proxy card or otherwise designate the proxies named on the proxy card to vote on your behalf, but do not specify how to vote, your shares will be voted FOR the election of the nominees for director. If other matters of business not presently known are properly raised at the meeting, the proxies will vote on the matters in accordance with their best judgment.

VOTING 401(k) PLAN SHARES

If you are an employee or former employee participating in the Apache 401(k) Savings Plan and have shares of Apache common stock credited to your plan account as of the record date, such shares are shown on the enclosed proxy card and you have the right to direct the plan trustee regarding how to vote those shares. The trustee for the 401(k) plan is Fidelity Management Trust Company.

The trustee will vote the shares in your plan account in accordance with your instructions. If you do not send instructions (by voting your shares as provided above under "How to Vote") or if your proxy card is not received by April 29, 2003, the shares credited to your account will be voted by the trustee in the same proportion as it votes shares for which it did receive timely instructions.

REVOKING A PROXY

You may revoke a proxy before it is voted by submitting a new proxy with a later date (by mail, telephone or Internet), by voting at the meeting, or by filing a written revocation with Apache's corporate secretary. Your attendance at the annual meeting will not automatically revoke your proxy.

QUORUM AND VOTES NEEDED

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of Apache common stock outstanding on the record date will constitute a quorum, permitting the business of the meeting to be conducted. The affirmative vote of a plurality of the votes cast at the annual meeting is required for the election of directors.

HOW THE VOTES ARE COUNTED

Representatives of Wells Fargo Bank Minnesota, N.A. will tabulate the votes and act as inspectors of election. A properly signed proxy marked to "withhold" authority for the election of one or more directors will be counted for quorum purposes but not for voting purposes. If a broker indicates on a proxy that they do not have discretionary authority to vote certain shares of Apache common stock on a matter, those shares will not be considered present and entitled to vote at the meeting.

                             ELECTION OF DIRECTORS
                         (PROPOSAL NO. 1 ON PROXY CARD)

The Company's bylaws provide that the board of directors shall consist of a minimum of seven and a maximum of 13 directors. The Company's certificate of incorporation provides that, as near as numerically possible, one-third of the directors shall be elected at each annual meeting of stockholders. Unless directors earlier resign or are removed, their terms are for three years, and continue thereafter until their successors are elected and qualify as directors.

The present terms of directors Frederick M. Bohen, George D. Lawrence, Rodman D. Patton, Charles J. Pitman and Jay A. Precourt will expire at the 2003 annual meeting. Mr. Precourt was appointed by the board of directors in February 2003, to succeed Mary Ralph Lowe who resigned from the board effective December 19, 2002, after six years of service.

Mr. Bohen, Mr. Lawrence, Mr. Patton, Mr. Pitman and Mr. Precourt have been recommended by the Company's nominating committee and nominated by the board of directors for election by the stockholders to an additional three-year term. If elected, Mr. Bohen, Mr. Lawrence, Mr. Patton, Mr. Pitman and Mr. Precourt will serve beginning upon election until the annual meeting of stockholders in 2006.

Unless otherwise instructed, all proxies will be voted in favor of these nominees. If one or more of the nominees is unwilling or unable to serve, the proxies will be voted only for the remaining named nominees. Proxies cannot be voted for more than five nominees. The board of directors knows of no nominee for director who is unwilling or unable to serve.

                       NOMINEES FOR ELECTION AS DIRECTORS

Biographical information, including principal occupation and business experience during the last five years, of each nominee for director is set forth below. Unless otherwise stated, the principal occupation of each nominee has been the same for the past five years.

                                                              DIRECTOR
                                                               SINCE
                                                              --------
FREDERICK M. BOHEN, 65, became acting executive vice            1981
president and chief operating officer of The Rockefeller
University in February 2002, having previously served in
those capacities from 1990 through September 1999. He was
senior vice president of Brown University from 1983 to 1990, and served as vice president of finance and operations at
the University of Minnesota from 1981 to 1983. Mr. Bohen was with the U.S. Department of Health, Education and Welfare as assistant secretary for management and budget from 1977 to
1981. He is a director of American Council of Learned
Societies, a member of its executive committee, and chairman of its finance committee. During 2002, Mr. Bohen was
chairman of the management development and compensation
committee and chairman of the stock option plan committee.

GEORGE D. LAWRENCE, 52, is a private investor, and joined       1996
the Company's board of directors in May 1996. Formerly, he
was president, chief executive officer and a director of The
Phoenix Resource Companies, Inc. from 1990 until May 1996,
when Phoenix became a wholly-owned subsidiary of Apache.
During 2002, Mr. Lawrence was a member of the executive
committee and the management development and compensation
committee.

RODMAN D. PATTON, 59, joined the Company's board of             1999
directors in December 1999. Mr. Patton has nearly 30 years
experience in oil and gas investment banking and corporate
finance activity, most recently serving as managing director of the Merrill Lynch Energy Group from 1993 until April
1999. Previously, he was with First Boston and Eastman
Dillon, Union Securities (later Blyth Eastman Dillon). Mr.
Patton is a director of Valero GP, LLC, San Antonio, Texas,
and is chairman of their audit committee. Valero GP, LLC is
the general partner of Valero LP, owner and operator of
crude oil and refined product pipeline, terminalling and
storage assets. During 2002, Mr. Patton was a member of the
audit committee.

CHARLES J. PITMAN, 60, joined the Company's board of            2000
directors in May 2000. He retired from BP Amoco plc in late
1999, having served as regional president -- Middle
East/Caspian/ Egypt/India and business unit leader for new
business development -- Middle East/Caspian since December
1998. Prior to the merger of British Petroleum and Amoco
Corporation, Mr. Pitman served as chairman and president of
Amoco Eurasia Petroleum Company from 1997 to 1998, and was
president of Amoco Egypt Oil Company from 1992 to 1996. He
is the sole member of Shaker Mountain Energy Associates LLC, a consulting company formed in September 1999, and is an
advisor to the supervisory board of Urals Energy, N.V.
During 2002, Mr. Pitman was a member of the nominating
committee.

JAY A. PRECOURT, 65, rejoined the Company's board of            2003
directors in February 2003, having been a member of the
Company's board from July 1992 to August 1995. He has been
since 2000, chairman of the board and chief executive
officer of Scissor Tail Energy, LLC, a Denver, Colorado
gatherer, transporter and processor of natural gas and
natural gas liquids, and since 1999, chairman of the board
of Hermes Consolidated, Inc., a Denver, Colorado gatherer,
transporter and refiner of crude oil and crude oil products.
Formerly, Mr. Precourt was vice chairman and chief executive officer of Tejas Gas Corporation from 1986 to 1999 and
president from 1996 to 1998, and was chairman of the board
of Coral Energy L.P. from 1996 to 1999. He is a director of
Halliburton Company and a member of its compensation
committee, a director of The Timken Company and chairman of
its audit committee, and a director of Founders Funds, Inc.
Mr. Precourt became a member of the nominating committee in
February 2003.

                              CONTINUING DIRECTORS

Biographical information, including principal occupation and business experience during the last five years, for each continuing member of the board of directors whose term is not expiring at the 2003 annual meeting is set forth below. Unless otherwise stated, the principal occupation of each director has been the same for the past five years.

                                                                DIRECTOR      TERM
                                                                 SINCE      EXPIRES
                                                                --------    --------
G. STEVEN FARRIS, 55, was appointed president, chief              1994        2005
executive officer and chief operating officer in May 2002,
having been president and chief operating officer of the
Company since May 1994. He was senior vice president of the
Company from 1991 to 1994, and vice president -- exploration and production from 1988 to 1991. Prior to joining Apache,
Mr. Farris was vice president of finance and acquisitions
for Terra Resources, Inc., a Tulsa, Oklahoma oil and gas
company, from 1983 to 1988. During 2002, he was a member of
the executive committee.

RANDOLPH M. FERLIC, 66, retired in December 1993 from his         1986        2005
practice as a thoracic and cardiovascular surgeon. He is the founder of Surgical Services of the Great Plains, P.C., and
served as its president from 1974 to 1991. Dr. Ferlic was
elected as a Regent of the University of Nebraska in
November 2000. During 2002, he was chairman of the audit
committee and a member of the executive committee and the
nominating committee.

EUGENE C. FIEDOREK, 71, is a private investor. Formerly, he       1988        2004
was managing director of EnCap Investments L.C., a Dallas,
Texas energy investment banking firm, from 1988 until March
1999, when EnCap was acquired by El Paso Energy. Mr.
Fiedorek was the managing director of the Energy Banking
Group of First RepublicBank Corp. in Dallas, Texas from 1978 to 1988. He is a director of Matador Petroleum Corp.,
Dallas, Texas, and chairman of its planning and compensation committee. During 2002, Mr. Fiedorek was a member of the
audit committee.

A. D. FRAZIER, JR., 58, became president and chief operating      1997        2005
officer of Caremark Rx, Inc., a publicly -- traded pharmacy
benefit management company, in August 2002. From March 2001
until August 2002, Mr. Frazier was chairman and chief
executive officer of the Chicago Stock Exchange. He had been a global partner of AMVESCAP PLC, a London-based independent global investment management firm and the parent company of
INVESCO, Inc., from 1997 to March 2001, having served
INVESCO as president and chief executive officer of its U.S.
institutional business from 1997 to December 2000, and
executive vice president from 1996 to 1997. Mr. Frazier was
chief operating officer of the Atlanta Committee for the
Olympic Games from 1991 to 1996. He is also a director of
Caremark Rx, Inc. and R. J. Reynolds Tobacco Holdings, Inc.,
Winston-Salem, North Carolina. During 2002, Mr. Frazier was
a member of the management development and compensation
committee and the stock option plan committee.

                                                                DIRECTOR      TERM
                                                                 SINCE      EXPIRES
                                                                --------    --------

PATRICIA ALBJERG GRAHAM, 67, joined the Company's board of        2002        2004
directors in September 2002. She is the Charles Warren
Research Professor of the History of American Education at
Harvard University. Dr. Graham joined the faculty of Harvard
Graduate School of Education in 1974, and was its dean from
1982 to 1991. From 1991 to 2000, she served as president of
the Spencer Foundation, which supports research into
educational improvement. Dr. Graham is also a director of
Northwestern Mutual Life Insurance Company, as well as a
director of the Annenberg Institute for School Reform, the
Hitachi Foundation, the Center for Advanced Study in the
Behavioral Sciences and the Josiah Macy, Jr. Foundation. Dr.
Graham became a member of the nominating committee in
February 2003.

JOHN A. KOCUR, 75, is engaged in the private practice of          1977        2004
law. He served as vice chairman of the Company's board of
directors from 1988 to 1991. Mr. Kocur was employed by the
Company from 1969 until his retirement in 1991, and served
as the Company's president from 1979 to 1988. During 2002,
he was chairman of the executive committee and a member of
the management development and compensation committee and
the nominating committee.

F. H. MERELLI, 66, became chairman of the board, chief            1997        2004
executive officer and president of Cimarex Energy Co., a
Denver, Colorado independent oil and gas exploration and
production company, in October 2002, upon the merger of Key
Production Company, Inc. with the oil and gas division of
Helmerich & Payne, Inc. He was chairman of the board and
chief executive officer of Key from 1992 until October 2002, and served as Key's president from 1992 to September 1999
and from March 2002 to October 2002. Formerly, Mr. Merelli
served as Apache's president and chief operating officer
from 1988 to 1991. Prior to that, he was president of Terra
Resources, Inc., a Tulsa, Oklahoma oil and gas company, from
1979 to 1988. During 2002, Mr. Merelli was a member of the
audit committee and the executive committee.

RAYMOND PLANK, 80, has been chairman of the Company's board       1954        2004
of directors since 1979, having served as the Company's
chief executive officer from 1966 until May 2002, and
president from 1954 to 1979. During 2002, Mr. Plank was a
member of the executive committee.

                        STANDING COMMITTEES AND MEETINGS
                           OF THE BOARD OF DIRECTORS

The board of directors has an audit committee, a management development and compensation ("MD&C") committee, a stock option plan committee, an executive committee, and a nominating committee. Actions taken by these committees are reported to the board of directors at the next board meeting. During 2002, each of the Company's directors attended at least 80 percent of all meetings of the board of directors and of all committees of which they were members.

------------------------------------------------------------------------------------------------------------------
                                              2002 MEMBERSHIP ROSTER
------------------------------------------------------------------------------------------------------------------
 NAME                              BOARD      AUDIT      MD&C       STOCK OPTION     EXECUTIVE      NOMINATING
------------------------------------------------------------------------------------------------------------------
 Frederick M. Bohen                  X                    X*             X*
------------------------------------------------------------------------------------------------------------------
 G. Steven Farris                    X                                                   X
------------------------------------------------------------------------------------------------------------------
 Randolph M. Ferlic                  X         X*                                        X               X
------------------------------------------------------------------------------------------------------------------
 Eugene C. Fiedorek                  X          X
------------------------------------------------------------------------------------------------------------------
 A. D. Frazier, Jr.                  X                     X             X
------------------------------------------------------------------------------------------------------------------
 Patricia Albjerg Graham             X
------------------------------------------------------------------------------------------------------------------
 John A. Kocur                       X                     X                            X*              X*
------------------------------------------------------------------------------------------------------------------
 George D. Lawrence                  X                     X                             X
------------------------------------------------------------------------------------------------------------------
 Mary Ralph Lowe                     X                     X             X                               X
------------------------------------------------------------------------------------------------------------------
 F. H. Merelli                       X          X                                        X
------------------------------------------------------------------------------------------------------------------
 Rodman D. Patton                    X          X
------------------------------------------------------------------------------------------------------------------
 Charles J. Pitman                   X                                                                   X
------------------------------------------------------------------------------------------------------------------
 Raymond Plank                      X*                                                   X
------------------------------------------------------------------------------------------------------------------
 No. of Meetings in 2002             6         12          5             5               0               2
------------------------------------------------------------------------------------------------------------------

*  Chairman

The audit committee reviews with the independent accountants and internal auditors of the Company their respective audit and review programs and procedures, and the scope and results of their audits. It also examines professional services provided by the Company's independent accountants and evaluates their costs and related fees. Additionally, the audit committee reviews the Company's financial statements and the adequacy of the Company's system of internal accounting controls. The audit committee makes recommendations to the board of directors concerning the Company's independent accountants and their engagement or discharge.

During 2002, the board of directors reviewed the composition of the audit committee pursuant to the rules of The New York Stock Exchange, Inc. (the "NYSE") governing audit committees. Based on this review, the board of directors confirmed that all members of the audit committee are "independent" under the NYSE's rules. During 2000, the audit committee adopted a charter, which was approved by the board of directors on May 4, 2000, and which reflects the NYSE's rules and the regulations of the Securities and Exchange Commission (the "SEC"). No changes were made to the audit committee charter during 2002.

The management development and compensation committee reviews the Company's management resources and structure, and administers the Company's compensation programs and retirement, stock purchase and similar plans. The duties of the stock option plan committee include the award and administration of option grants under the Company's stock option plans, of grants under the executive restricted stock plan, of stock unit grants under the deferred delivery plan, and of conditional grants under the 2000 Share Appreciation Plan.

The executive committee is vested with the authority to exercise the full power of the board of directors, within established policies, in the intervals between meetings of the board of directors. In addition to the general authority vested in it, the executive committee may be vested with specific power and authority by resolution of the board of directors.

The duties of the nominating committee include recommending to the board of directors the slate of director nominees submitted to the stockholders for election at the annual meeting, and proposing qualified candidates to fill vacancies on the board of directors without regard to race, sex, age, religion or physical disability.

Stockholders wishing to recommend candidates for consideration by the nominating committee should forward written recommendations, together with appropriate biographical information and details of qualifications, to Apache's corporate secretary. In order to be considered, recommendations must be received by the deadline for submitting stockholder proposals set forth under the heading "Stockholder Proposals."

                         REPORT OF THE AUDIT COMMITTEE

To the Board of Directors of Apache Corporation:

We have reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2002.

We have received Ernst & Young LLP's letter and discussed with them the matters required by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures from Ernst & Young LLP required by Independence Standards No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the Company's independent auditors their independence.

Based on the reviews and discussions referred to above, we recommended to the Company's Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

March 11, 2003                           Members of the Audit Committee

                                         Randolph M. Ferlic, Chairman
                                         Eugene C. Fiedorek
                                         F. H. Merelli
                                         Rodman D. Patton

                             DIRECTOR COMPENSATION

Employee directors do not receive additional compensation for serving on the board of directors or any committee of the board. During 2002, non-employee directors received an annual retainer of $30,000, of which $10,000 in value was paid in the form of shares of Apache common stock; plus $1,000 for each board of directors or committee meeting attended, together with reimbursement of expenses incurred in attending meetings. Non-employee directors receive an annual retainer of $2,000 for each committee of which they are members. In addition, the chairman of each committee receives $4,000 annually for chairing their respective committees.

Under the terms of the Company's non-employee directors' compensation plan, as amended in 1998, non-employee directors can elect to defer receipt of all or any portion of their retainers or meeting attendance fees and, subject to certain parameters, can defer those amounts in the form of cash or in the form of shares of Apache common stock. Amounts deferred in the form of cash accrue interest equal to the Company's rate of return on its short-term marketable securities; amounts deferred in the form of Apache common stock accrue dividends as if the stock were issued and outstanding when such dividends were payable. All deferred amounts, as well as accrued interest and dividends, are maintained in a separate memorandum account for each participating non-employee director. Amounts are paid out in cash and/or shares of common stock, as applicable, upon the non-employee director's retirement or other termination of his or her directorship, or on a specific date, in a lump sum or in annual installments over a ten-year (or shorter) period. Three non-employee directors deferred all or a portion of their fees during 2002.

An unfunded retirement plan for non-employee directors was established in December 1992. The plan is administered by the management development and compensation committee and pays retired non-employee directors benefits equal to two-thirds of the annual retainer for a period based on length of service. Payments are made on an annual basis, for a maximum of ten years, and are paid from the general assets of the Company. In the event of the director's death prior to receipt of all benefits payable under the plan, the remaining benefits are payable to the director's surviving spouse or designated beneficiary until the earlier of the termination of the payment period or the death of the surviving spouse or designated beneficiary. During 2002, benefits were paid under this plan to, or on behalf of, five former directors who retired from the Company's board of directors during 1997, 1998, 2000 and 2001.

The Company established an equity compensation plan for non-employee directors in February 1994, which is administered by the management development and compensation committee. Each non-employee director was awarded 1,000 restricted shares of the Company's common stock every five years from July 1, 1994 through July 1, 2000, with the shares vesting at a rate of 200 shares annually. On May 3, 2001, the plan was amended to provide that on July 1, 2001 and on July 1 of each third year thereafter through July 1, 2009, each non-employee director will be awarded 1,000 restricted shares of common stock, with one-third of the shares vesting annually. Except as noted below, any unvested shares are forfeited at the time the non-employee director ceases to be a member of the board. The unvested portion of any award is automatically vested upon retirement or death while still serving as a member of the board; provided that the non-employee director (a) is at least 60 years old and has completed at least ten years of service at the time of retirement, or (b) has completed at least ten years of service at the time of death. Awards are made from shares of common stock held in the Company's treasury, and are automatic and non-discretionary. New non-employee directors will receive awards of 1,000 shares of common stock on the July 1 next succeeding their election to the board. All shares of common stock awarded under the plan have full dividend and voting rights. The plan expires on July 1, 2009, with a maximum of 50,000 shares of common stock (57,750 shares after adjustment for the stock dividends) that may be awarded during the term of the plan. No awards were made under the plan during 2002.

                   SECURITIES OWNERSHIP AND PRINCIPAL HOLDERS

The following tables set forth, as of February 28, 2003, the beneficial ownership of each director or nominee for director of the Company, the chief executive officer, the four other most highly compensated executive officers, and all directors and executive officers of the Company as a group. All ownership information is based upon filings made by those persons with the SEC and upon information provided to the Company. (All share numbers in the table and footnotes have been adjusted for the stock dividends.)

----------------------------------------------------------------------------------------------------------------
                                                                                AMOUNT AND          PERCENT OF
                                                                           NATURE OF BENEFICIAL        CLASS
     TITLE OF CLASS                 NAME OF BENEFICIAL OWNER                   OWNERSHIP(1)         OUTSTANDING
----------------------------------------------------------------------------------------------------------------
 Common Stock, par value
 $1.25                    Frederick M. Bohen                                  10,048(2)(3)            *
                          --------------------------------------------------------------------------------------
                          G. Steven Farris                                   462,770(4)(5)(6)(7)      *
                          --------------------------------------------------------------------------------------
                          Randolph M. Ferlic                                 257,375(2)(8)            *
                          --------------------------------------------------------------------------------------
                          Eugene C. Fiedorek                                  27,592(2)               *
                          --------------------------------------------------------------------------------------
                          A. D. Frazier, Jr.                                   6,397(2)               *
                          --------------------------------------------------------------------------------------
                          Patricia Albjerg Graham                                501                  *
                          --------------------------------------------------------------------------------------
                          John A. Kocur                                       32,813(2)               *
                          --------------------------------------------------------------------------------------
                          George D. Lawrence                                  27,803(2)(3)(9)         *
                          --------------------------------------------------------------------------------------
                          F. H. Merelli                                       11,827(2)(3)(6)         *
                          --------------------------------------------------------------------------------------
                          Rodman D. Patton                                     8,709(2)               *
                          --------------------------------------------------------------------------------------
                          Charles J. Pitman                                    5,103(2)               *
                          --------------------------------------------------------------------------------------
                          Raymond Plank                                      501,551(4)(5)(6)(7)      *
                          --------------------------------------------------------------------------------------
                          Jay A. Precourt                                         --
                          --------------------------------------------------------------------------------------
                          Roger B. Plank                                     277,760(4)(5)(6)(7)      *
                          --------------------------------------------------------------------------------------
                          Lisa A. Stewart                                    109,602(4)(5)(6)(7)      *
                          --------------------------------------------------------------------------------------
                          John A. Crum                                        89,367(4)(5)(6)(7)      *
                          --------------------------------------------------------------------------------------
                          All directors, nominees, and executive
                          officers as a group (including the above named
                          persons)                                         2,482,640(4)(5)(6)(7)     1.61
----------------------------------------------------------------------------------------------------------------

 *  Represents less than one percent of outstanding shares of common stock.

(1) All ownership is sole and direct unless otherwise noted. Inclusion of any common shares not owned directly shall not be construed as an admission of beneficial ownership. Fractional shares have been rounded to the nearest whole share.

(2) Includes restricted common shares awarded under the Company's Equity Compensation Plan for Non-Employee Directors.

(3) Includes the following common share equivalents related to retainer fees deferred under the Company's Non-Employee Directors' Compensation Plan: Mr. Bohen -- 3,618; Mr. Lawrence -- 1,883; and Mr. Merelli -- 180.

(4) Includes the following common stock equivalents held through the Company's Deferred Delivery Plan: Mr. Farris -- 4,021; Mr. Raymond Plank -- 53,192; Mr. Roger Plank -- 18,274; Ms. Stewart -- 1,817; Mr. Crum -- 1,410; and all directors and executive officers as a group -- 95,282.

                                         (footnotes continued on following page)

(5) Includes the following common shares issuable upon the exercise of outstanding employee stock options which are exercisable within 60 days: Mr. Farris -- 207,320; Mr. Raymond Plank -- 243,012; Mr. Roger Plank -- 160,818; Ms. Stewart -- 83,332; Mr. Crum -- 66,570; and all directors and executive officers as a group -- 1,284,600.

(6) Includes shares held by the trustee of the Company's 401(k) Savings Plan and related Non-Qualified Retirement/Savings Plan: Mr. Farris -- 33,790; Mr. Merelli -- 8,050; Mr. Raymond Plank -- 3,123; Mr. Roger Plank -- 25,833; Ms. Stewart -- 18,253; Mr. Crum -- 16,032; and all directors and executive officers as a group -- 161,505.

(7) Includes the following restricted stock units (each equivalent to one share of common stock) granted under the Company's Executive Restricted Stock
    Plan: Mr. Farris -- 13,545; Mr. Raymond Plank -- 13,545; Mr. Roger
    Plank -- 7,035; Ms. Stewart -- 6,090; Mr. Crum -- 5,355; and all directors and executive officers as a group -- 97,125.

(8) Includes 6,930 common shares owned directly by Ferlic Investments, Ltd. in which Dr. Ferlic owns a 36-percent interest. Also includes a total of 10,546 common shares held by Dr. Ferlic's daughters, son and grandchildren, as to which he has some power of disposition, but disclaims beneficial ownership.

(9) Includes 21,656 common shares issuable upon the exercise of outstanding stock options which are fully exercisable. See "Certain Business Relationships and Transactions".

As of February 28, 2003, the Company knows of no person or entity owning more than five percent of outstanding shares of the Company's common stock, based on reports filed with the SEC.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers, as well as beneficial owners of ten percent or more of the Company's common stock, to report their holdings and transactions in the Company's securities. To the Company's knowledge, based on information furnished to it and contained in reports provided pursuant to Section 16(a), as well as written representations that no other reports were required for 2002, it appears that: (a) Raymond Plank, an officer and director of the Company, filed a late report relating to a charitable gift of 150 shares of the Company's common stock; and (b) Thomas P. Chambers, Eric L. Harry and Jon W. Sauer, officers of the Company, each filed a late report relating to conditional grants made under the Company's 2000 Share Appreciation Plan.

                      EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information as of December 31, 2002, relating to the Company's equity compensation plans, under which grants of stock options, restricted stock units and other rights to acquire shares of Apache common stock may be granted from time to time. (All share numbers and per share prices in the table and footnotes have been adjusted for the stock dividends.)

--------------------------------------------------------------------------------------------------------------
                                                 (a)                    (b)                      (c)
--------------------------------------------------------------------------------------------------------------
                                                                                        NUMBER OF SECURITIES
                                                                                       REMAINING AVAILABLE FOR
                                         NUMBER OF SECURITIES                           FUTURE ISSUANCE UNDER
                                          TO BE ISSUED UPON       WEIGHTED-AVERAGE       EQUITY COMPENSATION
                                             EXERCISE OF         EXERCISE PRICE OF        PLANS (EXCLUDING
                                         OUTSTANDING OPTIONS,   OUTSTANDING OPTIONS,   SECURITIES REFLECTED IN
PLAN CATEGORY                            WARRANTS AND RIGHTS    WARRANTS AND RIGHTS          COLUMN (A))
--------------------------------------------------------------------------------------------------------------
 Equity compensation plans approved by
   security holders(1)................        3,217,271              $37.27(4)                  319,067
--------------------------------------------------------------------------------------------------------------
 Equity compensation plans not approved
   by security holders(2).............        5,760,623              $42.65(4)                1,862,206
--------------------------------------------------------------------------------------------------------------
      Total(3)........................        8,977,894              $39.53(4)                2,181,273
--------------------------------------------------------------------------------------------------------------

(1) Includes the Company's 1990 Stock Incentive Plan, 1995 Stock Option Plan and 1998 Stock Option Plan.

(2) Includes the Company's 1996 Performance Stock Option Plan, 2000 Stock Option Plan, 2000 Share Appreciation Plan, Executive Restricted Stock Plan, Conditional Stock Grant to G. Steven Farris, Non-Employee Directors' Compensation Plan, Equity Compensation Plan for Non-Employee Directors and Deferred Delivery Plan.

    See Note 9 of the Notes to Consolidated Financial Statements, included in the Company's Form 10-K for the year ended December 31, 2002, for the material features of the 1996 Performance Stock Option Plan, 2000 Stock Option Plan, 2000 Share Appreciation Plan and Executive Restricted Stock Plan.

    The material features of the Conditional Grant to G. Steven Farris are discussed in the footnotes to the Summary Compensation Table. The material features of the Non-Employees Directors' Compensation Plan and Equity Plan for Non-Employee Directors are discussed under "Director Compensation."

    The Company's Deferred Delivery Plan (i) allows officers and certain key employees to defer income from certain equity compensation plans (such as the stock option and restricted stock plans) in the form of deferred units, and (ii) provides for grants of deferred units. Each deferred unit is equivalent to one share of Apache common stock. Distributions from the plan are made, at the election of the participant, beginning five years from deferral or upon termination of employment.

(3) Does not include stock options to purchase an aggregate of 110,302 shares of Apache common stock, at a weighted average exercise price of $14.71 per share, granted under a plan assumed in connection with an acquisition. No additional stock options may be granted under the assumed plan.

(4) Weighted average exercise price of outstanding stock options; excludes restricted stock units, performance-based stock units and deferred stock units.

                       EXECUTIVE OFFICERS OF THE COMPANY

Biographical information concerning the executive officers of the Company is set forth below. Biographical information concerning Raymond Plank and G. Steven Farris is set forth above under the caption "Continuing Directors."

MICHAEL S. BAHORICH, 46, was appointed executive vice president -- exploration and production technology in May
2000, having been the Company's vice
president -- exploration and production technology since
January 1999, vice president -- exploration technology since
December 1997 and the Company's chief geophysicist since
1996. From 1981 until joining the Company, he held positions of increasing responsibility at Amoco Corporation in Denver, Colorado and Tulsa, Oklahoma, most recently as a resource manager for Amoco's mid-continent business unit. Mr.
Bahorich is currently president of the Society of Exploration Geophysicists and serves on an advisory board at Stanford University.

JEFFREY M. BENDER, 51, was appointed vice president -- human resources in September 2000. Prior to joining the Company, he served as vice president of human resources for Vastar
Resources, Inc., Houston, Texas, since June 1994, having helped manage its transition from an operating division of Atlantic Richfield Company (ARCO) to an independent organization following Vastar's initial public offering in mid 1994. Previously, Mr. Bender held positions of increasing responsibility with ARCO since 1975.

MICHAEL J. BENSON, 50 was appointed vice president -- corporate security in December 2002, having been director of corporate security since joining the Company in 1996. From 1988 until 1996, he owned and operated an international security consulting company advising large corporations and high profile individuals. Previously, Mr.
Benson was with Her Majesty's Police in the United Kingdom for 14 years.

THOMAS P. CHAMBERS, 47, was appointed vice president -- corporate planning in September 2001, having been director of planning since March 1995. Prior to joining the Company, Mr. Chambers was in the international business development group at Pennzoil Exploration and Production.
Mr. Chambers is a member of the Society of Petroleum
Engineers.

JOHN A. CRUM, 50, was appointed executive vice president -- Eurasia and new ventures in May 2000, having served as the Company's regional vice president in Australia since 1995. Prior to joining the Company, he served in executive and management roles with Aquila Energy Resources
Corporation, Pacific Enterprises Oil Company and Southland
Royalty Company. Mr. Crum served as a director of the Australian Petroleum Production and Exploration Association from September 1995 until July 2000.

MATTHEW W. DUNDREA, 49, was appointed vice president and treasurer in July 1997, having been the Company's treasurer since March 1996 and assistant treasurer since 1994. Prior to joining the Company, he held positions of increasing responsibility at Union Texas Petroleum Holding, Inc.,
Houston, Texas, from 1982 to 1994.

ROBERT J. DYE, 47, was appointed vice president -- investor relations in May 1997, having been director of investor relations since 1995. Prior to that, Mr. Dye held positions of increasing responsibility in the corporate planning area since joining the Company in 1992. Formerly, he was planning manager for the offshore division of BP Exploration, Houston, Texas, from 1988 to 1992.

RODNEY J. EICHLER, 53, was appointed executive vice president in February 2003, having been the Company's regional vice president in Egypt since 1999, and vice president of exploration and production in Egypt since 1997.
Prior to that, Mr. Eichler was region vice president for the Western region in Houston since 1996, and region exploration and development manager for the Rocky Mountain region in Denver since 1993. Prior to joining the Company, Mr. Eichler was vice president-exploration for Axem Resources, LLC in Denver, Colorado, since 1989.

ERIC L. HARRY, 44, was appointed vice president and associate general counsel in February 2001, having been assistant general counsel since 1995. From 1985 until joining the Company in 1994, he was an associate and partner in the corporate and securities section of the law firm of Chamberlain, Hrdlicka, White, Williams and Martin in
Houston, Texas.


JON A. JEPPESEN, 55, was appointed senior vice president in February 2003, having been the Company's regional vice president for the Gulf Coast region since 2002 and the Offshore region since 1996. He served as the Company's vice president of exploration and development for North America from 1994 to 1996, and manager of the Company's offshore exploration and development from 1993 to 1994. Prior to joining the Company, Mr. Jeppesen was vice president of exploration and development for Pacific Enterprises Oil
Company, Dallas, Texas, from 1989 to 1992.

P. ANTHONY LANNIE, 49, was appointed vice president and general counsel in March 2003. Prior to joining the Company, he was president of Kinder Morgan Power Company, Houston,
Texas, from 2000 through February 2003, and was senior vice president and general counsel for Coral Energy from 1999 to 2000, and for Tejas Gas Corporation from 1994 to 1999.

ANTHONY R. LENTINI, JR., 53, has been vice president -- public and international affairs since January
1995. Prior to joining the Company, he was vice president of public affairs for Mitchell Energy & Development Corp., The
Woodlands, Texas, from 1988 through 1994.

JANINE J. MCARDLE, 42, was appointed vice president -- oil and gas marketing in November 2002. Prior to joining the Company, she served as managing director for Aquila Europe
Ltd from November 2001 through October 2002, and held executive and management positions with Aquila Energy
Marketing since 1993, including vice president -- trading and vice president -- mergers and acquisitions. Previously, she was a partner in Hesse Gas Marketing from 1991 to 1993.
Ms. McArdle was a member of the board of directors of International Exchange, the electronic trading platform, from 2000 to October 2002.

THOMAS L. MITCHELL, 42, was appointed vice president and controller in July 1997, having been the Company's controller and chief accounting officer since February 1996.
He held various positions in the Company's natural gas marketing operation from 1990 through 1995, and served as accounting manager for the Company's Gulf Coast operations from 1989 to 1990. Prior to joining the Company, Mr.
Mitchell was a manager with Arthur Andersen & Co., an independent public accounting firm, from 1982 through 1988.

CHERI L. PEPER, 49, was appointed corporate secretary of the Company in May 1995, having been assistant secretary since
1992. Prior to joining the Company, she was assistant secretary for Panhandle Eastern Corporation (subsequently
PanEnergy Corp.) since 1988. Ms. Peper is a director of MemberSource Credit Union, formerly known as PT&T Federal
Credit Union.

ROGER B. PLANK, 46, was appointed executive vice president and chief financial officer in May 2000, having been vice president and chief financial officer since July 1997.
Previously, he was vice president -- planning and corporate development since March 1996 and vice president -- corporate planning since 1994. Mr. Plank was the Company's vice president -- external affairs from 1993 to 1994, and vice president -- corporate communications from 1987 to 1993. In
June 2000, he was elected as president of Texas Independent
Producers and Royalty Owers Association (TIPRO), a large independent trade association. The chairman of the Company's board of directors is Mr. Plank's father.

FLOYD R. PRICE, 53, was appointed executive vice president in February 2003. He has been president of Apache Canada Ltd since 1998, and was president of the Company's international exploration and production subsidiaries from 1995 to 1998.
Mr. Price served as exploration manager from 1991 to 1994, and geologic manager from 1990 to 1991, for the Company's
Mid-continent region. Prior to joining the Company, he was vice president of exploration and development from 1988 to 1989, and vice president of mid-continent exploration from 1989 to 1990, for Pacific Enterprises Oil Company, Dallas,
Texas.

JON W. SAUER, 42, was appointed vice president -- tax in May
2001, having been director of tax since March 1997 and manager of tax from August 1992. Prior to joining the Company, Mr. Sauer was tax manager with Swift Energy
Company, Houston, Texas, and a manager in the oil and gas tax practice of Arthur Andersen & Co.

LISA A. STEWART, formerly Lisa A. Floyd, 45, was appointed executive vice president -- business development and E&P services in May 2000, having been vice president -- business development and E&P services since December 1998, vice president -- business development since September 1997, and vice president -- technical services since January 1995.
Previously, Ms. Stewart held positions of increasing responsibility in the reservoir engineering area since joining the Company in 1984.

                           SUMMARY COMPENSATION TABLE

The table below summarizes the annual and long-term compensation paid to the individuals listed below for all services rendered to the Company and its subsidiaries during the last three fiscal years, in accordance with SEC rules relating to disclosure of executive compensation. The persons included in this table are the Company's chief executive officer and the four other most highly compensated executive officers who were serving as executive officers of the Company at year-end 2002.

---------------------------------------------------------------------------------------------------------------------------------
                                                 ANNUAL COMPENSATION              LONG-TERM COMPENSATION
                                           -------------------------------                AWARDS
                                                                 OTHER     -------------------------------------
                                                                 ANNUAL        RESTRICTED         SECURITIES        ALL OTHER
                                            SALARY    BONUS     COMPEN-          STOCK            UNDERLYING       COMPENSATION
NAME AND PRINCIPAL POSITION          YEAR     ($)     ($)(1)   SATION($)       AWARDS($)       OPTIONS/SARS(#)*        ($)
---------------------------------------------------------------------------------------------------------------------------------
 Raymond Plank                       2002   750,000  900,000   177,408(5)      752,313(7)              0            96,000(3)
   Chairman of the Board             2001   750,000  650,000         0               0            57,750(2)         94,200(3)
                                     2000   750,000  650,000         0               0            26,565(2)         83,142(3)
---------------------------------------------------------------------------------------------------------------------------------
 G. Steven Farris                    2002   750,000  900,000    95,760(5)    2,215,443(6)(7)           0           196,092(3)(4)
   President, Chief Executive
     Officer and                     2001   712,500  650,000    17,503(5)    1,401,250(6)         57,750(2)        189,267(3)(4)
   Chief Operating Officer           2000   650,000  650,000    14,853(5)      492,488(6)         22,984(2)        139,973(3)(4)
---------------------------------------------------------------------------------------------------------------------------------
 Roger B. Plank                      2002   390,000  220,000    51,766(5)      390,703(7)              0            74,200(3)(4)
   Executive Vice President and      2001   337,292  200,000     2,951(5)            0            19,981(2)         70,020(3)(4)
   Chief Financial Officer           2000   313,750  210,000     2,272(5)            0            34,650(2)         60,503(3)(4)
---------------------------------------------------------------------------------------------------------------------------------
 Lisa A. Stewart                     2002   335,000  190,000     2,597(5)      338,288(7)              0            66,224(3)(4)
   Executive Vice
     President -- Business           2001   311,042  185,000     2,420(5)            0            18,480(2)         66,088(3)(4)
   Development and E&P Services      2000   291,250  210,000     2,311(5)            0            34,650(2)         56,652(3)(4)
---------------------------------------------------------------------------------------------------------------------------------
 John A. Crum                        2002   300,000  170,000     3,008(5)      297,415(7)              0            58,958(3)(4)
   Executive Vice President --       2001   276,042  163,000     2,822(5)            0            16,401(2)         57,080(3)(4)
   Eurasia and New Ventures          2000   246,876  165,000     2,713(5)            0            34,650(2)         42,431(3)(4)
---------------------------------------------------------------------------------------------------------------------------------

 *  Share numbers have been adjusted for stock dividends.

(1) Includes amounts awarded under the Company's incentive compensation plans for performance in the year indicated.

(2) During 2002, there were no stock options granted to any of the named executive officers. Shares of the Company's common stock subject to options awarded during 2001 and 2000. These stock options were granted on May 2, 2001 and May 3, 2000 under the terms of the 2000 Stock Option Plan. There were no adjustments or amendments during the last fiscal year to the exercise price of stock options previously granted to any of the named executive officers, except for stock dividends.

(3) Includes Company contributions under the Company's 401(k) Savings Plan, Money Purchase Retirement Plan, and related Non-Qualified Retirement/Savings Plan for 2002, 2001 and 2000, respectively, in the following amounts: Mr. Raymond Plank -- $96,000, $94,200 and $83,142; Mr. Farris -- $168,000,
    $163,500 and $118,644; Mr. Roger Plank -- $70,800, $65,675 and $57,240; Ms.
    Stewart -- $62,400, $62,525 and $53,334; and Mr. Crum -- $54,530, $52,925
    and $38,535.

(4) Includes premium for executive life insurance benefits for 2002, 2001 and 2000, respectively, in the following amounts: Mr. Farris -- $28,092, $25,767 and $21,329; Mr. Roger Plank -- $3,400, $4,345 and $3,263; Ms.
    Stewart -- $3,824, $3,563 and $3,318; and Mr. Crum -- $4,428, $4,155 and
    $3,896.

(5) For Mr. Farris, Mr. Roger Plank, Ms. Stewart and Mr. Crum, includes amounts reimbursed for the payment of taxes relating to executive life insurance benefits and, for Mr. Raymond Plank, Mr. Farris and Mr. Roger Plank, includes amounts reimbursed for the payment of taxes on income attributable to use of Company property as approved by the board of directors.

                                         (footnotes continued on following page)

(6) On December 17, 1998, the Company's board of directors granted a conditional stock award to Mr. Farris for a total of 100,000 shares of the Company's common stock (115,496 shares after adjustment for stock dividends). The award is composed of five periodic installments, commencing on January 1st of each of the next five years, and vesting on the fifth anniversary following the applicable commencement date (subject to acceleration under specific circumstances). To receive each installment, which is payable 40 percent in cash and 60 percent in stock, Mr. Farris must be employed by the Company on the applicable commencement and vesting dates. For December 31, 2001, the last business day preceding the January 1, 2002 commencement date, the per share closing price of the Company's common stock was $49.88; ($47.5048 after adjustment); for December 29, 2000, the last business day preceding January 1, 2001, the per share closing price was $70.0625 ($60.6602 after adjustment); and for December 31, 1999, the last business day preceding January 1, 2000, the per share closing price was $36.9375 ($31.9805 after adjustment). Mr. Farris has all voting, dividend and liquidation rights for each installment of shares as of the applicable commencement date listed below:

      6,667 shares (7,699 shares after adjustment) commencing January 1, 1999, vesting January 1, 2004

      13,333 shares (15,399 shares after adjustment) commencing January 1, 2000, vesting January 1, 2005

      20,000 shares (23,100 shares after adjustment) commencing January 1, 2001, vesting January 1, 2006

      26,667 shares (30,799 shares after adjustment) commencing January 1, 2002, vesting January 1, 2007

      33,333 shares (38,499 shares after adjustment) commencing January 1, 2003, vesting January 1, 2008

    At year-end 2002, the aggregate number of shares of conditional stock held by Mr. Farris was 76,997 shares with a value of $4,179,191 based on the closing price of the Company's common stock as of December 31, 2002.

(7) Dollar value of restricted stock units granted during 2002 under the terms of the Executive Restricted Stock Plan, based on the closing price of the Company's common stock as of the date of grant. Such restricted stock units vest ratably over four years and no dividends are paid on such units until vested.

    At year-end 2002, the aggregate number of restricted stock units and value, based on the closing price of the Company's common stock as of December 31, 2002, was: Mr. Raymond Plank -- 13,545 units (after adjustment) and $735,171; Mr. Farris -- 13,545 units (after adjustment) and $735,171; Mr. Roger Plank -- 7,035 units (after adjustment) and $381,833; Ms. Stewart -- 6,090 units (after adjustment) and $330,542; and Mr. Crum -- 5,355 units (after adjustment) and $290,649.

                 OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE

The table below provides supplemental information relating to the value realized upon the exercise of stock options during the last fiscal year by the executive officers named in the Summary Compensation Table above and the number and intrinsic value of stock options held at year end. Year-end values are based arbitrarily on the closing price of the Company's common stock for December 31, 2002, do not reflect the actual amounts, if any, which may be realized upon the future exercise of remaining stock options, and should not be considered indicative of future stock performance. (All share numbers in the table and footnotes have been adjusted for the stock dividends.)

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                               VALUE OF
                                                                                                              UNEXERCISED
                                                             NUMBER OF SECURITIES UNDERLYING                 IN-THE-MONEY
                           SHARES                              UNEXERCISED OPTIONS/SARS AT                   OPTIONS/SARS
                        ACQUIRED ON         VALUE                     FY-END(#)(3)                        AT FY-END($)(3)(4)
                         EXERCISE          REALIZED         --------------------------------        -------------------------------
    NAME                  (#)(1)            ($)(2)          EXERCISABLE        UNEXERCISABLE        EXERCISABLE       UNEXERCISABLE
-----------------------------------------------------------------------------------------------------------------------------------
 Raymond Plank             33,600           952,574           278,712              28,875            5,729,694           374,646
 G. Steven Farris               0                 0           207,320              28,875            3,832,488           374,646
 Roger B. Plank                 0                 0           170,058              21,845            3,918,500           264,844
 Lisa A. Stewart           47,586         1,163,030            83,332              20,386            1,485,834           234,982
 John A. Crum              23,100           650,800            66,570              20,517            1,124,279           235,914
-----------------------------------------------------------------------------------------------------------------------------------

(1) Number of shares with respect to which stock options were exercised during 2002.

(2) Fair market value on date of exercise minus the exercise price of stock options.

(3) There were no SARs settled or outstanding at any time during the last fiscal year for any of the named executive officers.

(4) Based on the closing price of $56.99 ($54.2762 after adjustment) per share of the Company's common stock as reported on The New York Stock Exchange, Inc. Composite Transactions Reporting System for December 31, 2002, minus the exercise price of the stock options.

             THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

This report is issued by the Management Development and Compensation Committee of the board of directors to set out the executive compensation policies and programs of the Company.

The objective of the Company's executive compensation program is to attract and retain executives capable of leading the Company in a complex, competitive and changing industry. A capable, highly-motivated senior management is an integral part of the Company's continued success. The Company's financial performance is in large part due to the talent and efforts of the Company's executive officers. The program ties a significant portion of executive compensation to the Company's success and is primarily comprised of a base salary, an incentive bonus, and a long-term incentive component.

BASE SALARY

The Committee believes that the most effective way to compete in the executive labor market is to offer executives a competitive base salary. To achieve this balance, the Committee analyzes each executive's compensation using a four-step process. First, the key executive positions within the Company are defined in terms of scope and responsibility, job complexity, knowledge and experience required, and other relevant factors. Second, the positions are ranked internally on the basis of these definitions to establish a logical relationship among them. Third, the Committee identifies the Company's direct competitors which it believes share comparable operations, employee composition, and capitalization, and obtains comparative compensation data about the identified companies from independent compensation resources. Finally, easily-compared positions are priced in terms of salary ranges by reviewing the comparative industry data and other surveys to establish relative salary ranges for all key executive positions in the Company. Base salaries are targeted to fall at or above the median of executive salaries paid by comparable companies, and for 2002 they generally correspond to that practice. The Committee reviews the salary of each of the Company's 17 executive officers, taking into account the individual's contribution to the Company's success, how well the individual's responsibilities are fulfilled, the individual's specific performance, growth in qualifications for the individual's job, and other relevant aspects of performance.

Base salaries of all executives are generally reviewed every 12 to 24 months. Salary adjustments are made within updated, market-confirmed salary ranges according to the Committee's assessment of the executive's individual performance and the performance of the Company as a whole. However, changes in the circumstances of a particular executive can prompt an interim compensation adjustment. The Committee retained the services of an outside compensation consultant, who was proposed by management and approved by the Committee, to review the base salaries of the Company's executives and confirm that the salaries are competitive with those of comparable companies. The review included comparative data from part, but not all, of the companies comprising the Secondary Oils Index reflected in the stock performance chart set forth below. The exclusion from the review of some of the companies in the Index was due to their integrated operations or operations in diversified industries.

Based on the factors discussed above, plus additional compensation data available to the Company from other sources, seven of the Company's officers received increases in compensation during 2002 to reflect market changes and increased responsibilities, including none of the executives named in the Summary Compensation Table.

INCENTIVE BONUS

Executives, other than the Company's chairman of the board and the Company's president (separate plan described below), are eligible to receive a cash incentive bonus tied directly to the Company's achievement of specified financial, operational and strategic objectives and the executive's personal achievements. In the early months of the year, the Committee establishes a listing of corporate objectives based on those submitted by senior management. The objectives are approved by both the Committee and the full board of directors and, in 2002, 75 percent of each executive's bonus depended upon the Company's achievement of these specified objectives. The remaining 25 percent of the executive's eligible bonus depended upon personal achievements related to financial strategies, operational improvements, program or project enhancements, or other objectively determinable criteria. This incentive compensation plan effectively correlates a large portion of executive compensation to predetermined corporate objectives and other objectively determinable goals, all designed to translate into value for the Company's stockholders. Committee policy provides for bonuses to be targeted at 50 percent of each executive's base salary and to exceed 50 percent if the Company's performance warrants.

Executive bonuses for 2002 were based on management's achievement during the year of specific corporate objectives established by the Committee based on accepted measures of performance in the oil and gas industry including (a) increases in cash flow and earnings, (b) growth in reserves and production while maintaining an acceptable ratio of debt to capitalization, and (c) control of costs throughout the Company. Additionally, the Committee approved twelve operational, financial and administrative strategic objectives considered critical to the Company's success and to maximizing stockholder value. The Company has elected not to detail the individual items within the specified strategic corporate objectives as disclosure of such information could provide a competitive advantage to one or more of the Company's peers; however, the objectives were annualized for incentive purposes and were broad enough to have potential impact beyond 2002. With the full or partial achievement of eleven of the twelve specified objectives setting the stage for the Company's successful year, the Committee recommended and the full board of directors unanimously approved an incentive bonus payment in excess of the targets set for executive officers participating in the corporate plan.

The chairman and the president are each eligible to receive a cash incentive bonus under a separate incentive compensation plan, which functions and is administered in the same way as the plan described above, except that their performance goals are tied directly to the Company's annual financial and operational results, including the performance of the Company's common stock, all as compared to the results of a group of its peer companies. The goals include earnings, production, cash flow, reserves and ratio of debt to capitalization. The Committee determined to pay the chairman and the president bonuses of 120 percent of their base salaries in recognition of their leadership and for the Company's performance during 2002.

In addition to the Company's incentive compensation plans, the Committee may elect to award a special achievement bonus to an executive officer who has rendered services during the year that substantially exceed those normally required. Special achievement bonuses (a) reflect the Committee's decision to reward any executive whose extraordinary effort has substantially benefited the Company and its stockholders during the year, (b) are awarded only in exceptional circumstances, and (c) are in amounts relative to the benefit provided to the Company. No special achievement bonuses were paid during 2002 to any of the executive officers named in the Summary Compensation Table or to any of the Company's other executive officers.

LONG-TERM INCENTIVES

Long-term incentives in forms relating to the Company's common stock serve to align the interests of executive officers with the Company's stockholders by tying a significant portion of each executive's total long-term compensation to the continued growth of the Company and appreciation of its common stock. No stock options were granted to any of the executives named in the Summary Compensation Table during 2002. In lieu of stock options, the Company's executive officers received grants of restricted stock units under the Company's Executive Restricted Stock Plan. Grants of stock units covering an aggregate of 92,500 shares of the Company's common stock (97,125 shares adjusted for the stock dividends) were made in 2002 to the Company's executive officers as a group, including grants of restricted stock units covering 43,400 shares (45,570 shares adjusted for the stock dividends) made to the Company's officers named in the Summary Compensation Table presented above. Grants of restricted stock units to executives are proportionate to each officer's base salary. Individual grants of restricted stock units are targeted up to one times base salary and vest ratably over four years.

In October 2000, the Company established the 2000 Share Appreciation Plan, under which conditional grants were made in December 2000 to essentially all regular, full time employees in the United States, Canada and Australia, including each of the executives named in the Summary Compensation Table. The conditional grants under the 2000 Share Appreciation Plan are intended to provide specific individual incentives toward achieving (i) significant price appreciation for the Company's common stock based on attainment of per share price goals of $100, $120 and $180 (after adjustment for the Company's stock dividends, the price goals are $87, $104 and $156, respectively) prior to January 1, 2005, and (ii) a separate goal, not tied to share price, of doubling production per share from the 2000 level during any quarter ended prior to January 1, 2005. Benefits are payable under the conditional grants only if one or more of the above-referenced share price goals and/or production goal are achieved.

In recognition of his past contributions and expected future contributions to the Company, Mr. Farris, the Company's president, was granted a conditional stock award in December 1998, for a total of 100,000 shares of the Company's common stock (115,496 shares after adjustment for the stock dividends). The award is composed of five periodic installments, commencing on January 1, 1999 and on January 1st of each of the next four years (2000 through 2003). Each installment vests on the fifth anniversary following the applicable commencement date (subject to acceleration under specific circumstances), and is payable 40 percent in cash and 60 percent in the form of stock. To receive each installment, Mr. Farris must be employed by the Company on the applicable commencement and vesting dates (see footnote 6 to the Summary Compensation Table presented above). In the event Mr. Farris elects to terminate his employment with the Company or his employment is terminated for cause, any unvested installments will be forfeited.

CHIEF EXECUTIVE OFFICER

Raymond Plank, the chairman of the Company's board of directors, was chief executive officer ("CEO") from 1966 until May 2002. His activities include direction of Apache's intensive, on-going programs to monitor, analyze and respond creatively to the changes and new requirements in the oil and gas industry, and leadership in maintenance of sound business relationships with the management of many of the nation's large oil and gas companies. These relationships are important to Apache's strategic alliances and to its acquisition approach, which emphasizes privately negotiated transactions that develop and achieve mutual business benefits. Mr. Plank actively participates in developing the Company's strategies, and has been jointly responsible for the Company's ongoing interest and successful exploration efforts in international areas such as Egypt, Australia and China.

G. Steven Farris, the Company's president and chief operating officer, became the Company's CEO in May 2002. His activities include leadership in developing the Company's strategies, implementing the Company's capital expenditure programs, and maintenance of sound business relationships with the management of many of the nation's large oil and gas companies and with the investment community. Mr. Farris has been jointly responsible for the Company's developing interest and successful exploration efforts going forward in international areas such as Egypt, Australia, China and the North Sea. As CEO, he oversees all of the Company's major business and staff units and guides and develops Apache's senior management. Reporting directly to Mr. Farris are each of the executive vice presidents, corporate and regional vice presidents, including the chief financial officer and the general counsel.

Base salary, incentive bonus and long-term incentives for each of Mr. Plank and Mr. Farris are determined in the same manner as is the compensation for the Company's other executive officers and are reflected in the Summary Compensation Table above. Mr. Plank's last base salary adjustment was effective January 1, 1996, and Mr. Farris' last base salary adjustment was effective May 16, 2001. Bonuses paid to Mr. Plank and Mr. Farris were based on the Company's 2002 performance, as discussed above. Each of Mr. Plank and Mr. Farris prepares personal goals in consultation with the Committee and, throughout the year, each reports to the Committee on his progress toward achievement of those goals. Mr. Plank's and Mr. Farris' employment agreements are discussed under "Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

Base salaries during 2002 for Mr. Plank and Mr. Farris were within the Committee's percentile targets and took into account the following: their active roles in the Company's management and leadership of successful acquisitions; the Company's financial performance during 2001; the challenges and expectations for the Company in 2002, and for Mr. Plank, his role as a Company founder and his 48 years of service as the Company's senior executive officer. As noted above, the bonuses paid to Mr. Plank and Mr. Farris for 2002 performance represented 120 percent of their base salaries.

OMNIBUS BUDGET RECONCILIATION ACT OF 1993

The Omnibus Budget Reconciliation Act of 1993 ("OBRA") imposes a limit, with certain exceptions, on the amount that a publicly held corporation may deduct in any tax year commencing on or after January 1, 1994, for the compensation paid or accrued with respect to its chief executive officer and its four most highly compensated executive officers (other than the chief executive officer). In December 1995, the Internal Revenue Service issued final regulations implementing the legislation, with the regulations effective as of January 1, 1994. Certain performance-based compensation is specifically exempt from the limit if it meets the requirements contained in these final regulations. The Committee continues to review the Company's compensation plans based upon these regulations and, from time to time, determines what further actions or changes to the Company's compensation plans, if any, are appropriate.

Grants of stock options made under the Company's 1990 Stock Incentive Plan, 1995 Stock Option Plan and 1998 Stock Option Plan qualify as "performance-based" under the regulations. The Company's existing incentive compensation plans, special achievement bonuses, Executive Restricted Stock Plan, 2000 Stock Option Plan and 2000 Share Appreciation Plan do not currently meet the requirements of the regulations, as the stockholder approvals necessary for exemption have not been sought. However, these plans operate similarly to prior plans and are designed to reward the contribution and performance of employees and to provide a meaningful incentive for achieving the Company's goals, which in turn enhances stockholder value. While the Committee cannot predict with certainty how the Company's compensation policies may be further impacted by OBRA, it is anticipated that executive compensation paid or accrued pursuant to the Company's compensation plans that do not meet the requirements of the regulations will not result in any significant loss of tax deductions in the foreseeable future.

SUMMARY

According to information provided to the Committee by its independent compensation consultant, the amount of the Company's cash compensation paid to all of its executive officers during 2002 was competitive and slightly above the median for comparable companies. As shown on the Performance Graph following this report, the cumulative total return on the Company's common stock has substantially equaled or outperformed that of the Dow Jones Secondary Oil Index over the last five years and has outperformed the Standard & Poor's Composite 500 Stock Index over the last two years. In view of the Company's competitive performance, the Committee believes that its current executive compensation policy is successful in providing stockholders with talented, dedicated executives at competitive compensation levels.

March 10, 2003                          Management Development and Compensation
                                        Committee

                                        Frederick M. Bohen
                                        A. D. Frazier, Jr.
                                        John A. Kocur
                                        George D. Lawrence

                               PERFORMANCE GRAPH

The following stock price performance graph is included in accordance with the SEC's executive compensation disclosure rules and is intended to allow stockholders to review the Company's executive compensation policies in light of corresponding stockholder returns, expressed in terms of the appreciation of the Company's common stock relative to two broad-based stock performance indices. The information is included for historical comparative purposes only and should not be considered indicative of future stock performance. The graph compares the yearly percentage change in the cumulative total stockholder return on the Company's common stock with the cumulative total return of the Standard & Poor's Composite 500 Stock Index and of the Dow Jones Secondary Oils Stock Index from December 31, 1997 through December 31, 2002.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                      FOR THE YEAR ENDED DECEMBER 31, 2002

                              [PERFORMANCE GRAPH]

--------------------------------------------------------------------------------------------------------------------------
                                                 1997         1998         1999         2000         2001         2002
--------------------------------------------------------------------------------------------------------------------------
 Apache Corporation                              100           73          107          204          161          185
 S&P's Composite 500 Stock                       100          129          156          141          125           97
 DJ Secondary Oils Stock Index                   100           69           79          126          116          119

                    EMPLOYMENT CONTRACTS AND TERMINATION OF
                 EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

Mr. Raymond Plank serves the Company under an employment agreement entered into in December 1975, amended and restated in December 1990 and amended in April 1996. The agreement has an undefined term and is terminable at will by the Company's board of directors. Mr. Plank's annual compensation under the agreement is determined by the board of directors, but may not be less than $450,000. If his service as a director and an executive officer is terminated by the board of directors, Mr. Plank will serve as advisor and consultant to the Company for the remainder of his life at annual compensation equal to 50 percent of his then-current annual compensation and will receive health, dental and vision benefits for himself, his spouse and his eligible dependents during the remainder of his life. Pursuant to the agreement and in exchange for surrendering life insurance coverage, an annuity was purchased for Mr. Plank that pays $31,500 annually until 2008. Mr. Plank has agreed not to render service to any of the Company's competitors for the entire period covered by the agreement. Upon Mr. Plank's death, a total of $750,000 shall be paid (a) to his designee in equal monthly installments over ten years, or (b) if he has made no designation, in a lump sum to his estate.

Mr. Farris serves the Company pursuant to an employment agreement, dated June 6, 1988, under which he received an annual salary of $750,000 during 2002. The agreement has an undefined term and may be terminated by either the Company or Mr. Farris on 30 days advance written notice. If Mr. Farris' employment is terminated without cause, or if he terminates his employment within 30 days of a reduction in his salary without a proportionate reduction in the salaries of all other Company executives, Mr. Farris will receive, for 36 months thereafter, (a) an amount equal to his base salary as it existed 60 days prior to termination and (b) 50 percent of the maximum amount for which he qualified under the Company's incentive compensation plan, calculated on his base compensation as it existed 60 days prior to termination. In the event of Mr. Farris' death during the 36-month period, the amounts described above shall be paid to his heirs or estate. Mr. Farris has agreed not to render service to any of the Company's competitors for the term of his employment or, unless he is terminated without cause, for 36 months thereafter.

On December 17, 1998, Mr. Farris was granted a conditional stock award, the basic provisions of which are discussed above in the footnotes to the Summary Compensation Table and under the caption "Long-Term Incentives" in the report on executive compensation. Under the terms of the agreement for this award, the vesting of one or more of the five periodic installments is subject to acceleration under specific circumstances. Those circumstances generally relate to (a) termination of Mr. Farris' employment other than for cause, (b) his death or total disability, (c) an individual other than Mr. Raymond Plank or Mr. Farris becoming the Company's chief executive officer, and (d) merger, acquisition or other "change-in-control" of the Company.

In addition to the foregoing, the Company has established an income continuance plan. The plan provides that all officers of the Company, including the officers named in the Summary Compensation Table, and all employees who have either reached the age of 40, served the Company for more than ten years, or have been designated for participation based upon special skills or experience, will receive monthly payments approximating their monthly income and continued medical and health benefits from the Company for up to two years, if their employment is terminated as a result of a "change in control" of the Company, as defined in the plan.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

Frederick M. Bohen, John A. Kocur, A. D. Frazier, Jr. and George D. Lawrence served on the management development and compensation committee of the Company's board of directors for all of 2002. Mary Ralph Lowe served on the committee until her resignation effective December 19, 2002.

Mr. Kocur, a member of the committee since September 1991 and a director of the Company since 1977, retired as an executive officer in June 1991. Pursuant to the terms of an employment agreement in place at the time of his retirement, Mr. Kocur receives health, dental and vision benefits throughout his life.

Mr. Lawrence, a member of the committee since May 1997 and a director of the Company since May 1996, is the former president and chief executive officer of The Phoenix Resource Companies, Inc. ("Phoenix"). See "Certain Business Relationships and Transactions." Pursuant to the terms of his employment agreement with Phoenix, Mr. Lawrence received medical and dental benefits through December 1997. Since that time, he has purchased medical and dental coverage through the Company.

                CERTAIN BUSINESS RELATIONSHIPS AND TRANSACTIONS

George D. Lawrence, a member of the Company's board of directors and the former president and chief executive officer of Phoenix, joined Apache's board in conjunction with the Company's acquisition of Phoenix by a merger (the "Merger") on May 20, 1996, through which Phoenix became a wholly-owned subsidiary of Apache. Merger consideration totaled $396.3 million, consisting of approximately 12,190,000 shares of Apache's common stock (14,079,450 shares after adjustment for the stock dividends) valued at $26.00 per share ($22.5108 after adjustment), $14.9 million of net value associated with Phoenix stock options assumed by Apache, and $64.5 million in cash.

Upon consummation of the Merger, Apache assumed Phoenix stock options that remained outstanding on May 20, 1996, including those granted to Mr. Lawrence pursuant to Phoenix's 1990 Employee Stock Option Plan. As of February 28, 2003, there is an option outstanding and exercisable by Mr. Lawrence covering a total of 21,656 shares of Apache common stock at an exercise price of $21.5010 per share (after adjustment for the stock dividends).

In ordinary course of business, Aquila, Inc. or related entities ("Aquila") paid to Apache during 2002 approximately $32,525,000 for natural gas produced by Apache and sold to Aquila. During 2002, Aquila was paid approximately $348,000 by Apache for gathering, transportation and compression services provided by Aquila. Janine J. McArdle, a vice president of Apache since November 2002, previously was employed by Aquila Europe Ltd. from November 2001 through October 2002.

In the ordinary course of business, Cimarex Energy, Co. ("Cimarex"), formerly Key Production Company, Inc., paid to Apache during 2002 approximately $2,360,000 for Cimarex's proportionate share of drilling and workover costs, mineral interests and routine expenses relating to oil and gas wells in which Cimarex owns interests and of which Apache is the operator. Cimarex was paid approximately $4,215,000 directly by Apache or related entities for its proportionate share of revenues from wells in which Cimarex marketed its revenues with Apache as operator. Apache paid to Cimarex during 2002 approximately $217,000 for Apache's proportionate share of drilling and workover costs, mineral interests and routine expenses relating to oil and gas wells in which Apache owns interests and of which Cimarex is the operator. Apache was paid approximately $785,000 directly by Cimarex for its proportionate share of revenues from wells in which Apache marketed its revenues with Cimarex as operator. F. H. Merelli, a member of the Apache's board of directors, is chairman of the board, chief executive officer and president of Cimarex.

In the ordinary course of business, Matador Petroleum Corporation or related entities ("Matador") paid to Apache during 2002 approximately $667,000 for Matador's proportionate share of drilling and workover costs, mineral interests and routine expenses relating to oil and gas wells in which Matador owns interests and of which Apache is the operator. Matador was paid approximately $1,126,000 directly by Apache for its proportionate share of revenues from wells in which Matador marketed its revenues with Apache as operator. Apache paid to Matador during 2002 approximately $1,562,000 for Apache's proportionate share of drilling and workover costs, mineral interests and routine expenses relating to oil and gas wells in which Apache owns interests and of which Matador is the operator. Apache was paid approximately $551,000 directly by Matador for its proportionate share of revenues from wells in which Apache marketed its revenues with Matador as operator. Eugene C. Fiedorek, a member of the Apache's board of directors, is a member of the board of directors of Matador.

In the ordinary course of business, Apache paid to Maralo, LLC or related entities ("Maralo") during 2002 approximately $9,000 in revenues relating to four oil and gas wells in which Maralo owns an interest and of which Apache is operator. Maralo paid Apache approximately $1,000 in 2002 for Maralo's share of routine expenses relating to such wells. Also during 2002, Maralo sub-leased certain office space from Apache, for which Maralo paid Apache approximately $95,000. Mary Ralph Lowe, a member of Apache's board of directors until December 19, 2002, is president, chief executive officer of Maralo.

                          INDEPENDENT PUBLIC AUDITORS

Ernst & Young LLP was the Company's independent public accounting firm for the fiscal year 2002. Representatives of Ernst & Young will be present at the annual meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions regarding Apache business.

Ernst & Young's audit report on Apache's consolidated financial statements as of and for the fiscal year ended December 31, 2002 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.

During Apache's most recent fiscal year ended December 31, 2002, and through the filing date of this proxy statement, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Ernst & Young's satisfaction, would have caused Ernst & Young to make reference to the subject matter of the disagreement in connection with their report; and there were no reportable events, as described in Item 304(a)(1)(v) of Regulation S-K.

During 2002, Ernst & Young provided various services to Apache. During 2001, these services were provided by Arthur Andersen LLP. The aggregate fees for each of the following types of services are set forth below:

------------------------------------------------------------------------------------
                  DESCRIPTION                          AMOUNTS (IN THOUSANDS)
------------------------------------------------------------------------------------
                                                       2002              2001
------------------------------------------------------------------------------------
  Audit Services(1)                                   $1,478            $1,460
  Audit-Related Services(2)                           $  351            $  493
  Tax Services(3)                                     $  433            $3,134
  All Other Services(4)                               $1,844            $  750

(1) Audit Services include the annual financial statement audit (including required quarterly reviews), subsidiary audits, and other procedures required to be performed by the independent auditor to be able to form an opinion on the Company's consolidated financial statements. These other procedures include information systems and procedural reviews and testing performed in order to understand and place reliance on the systems of internal control, and consultations relating to the audit or quarterly reviews.

(2) Audit-Related Services are assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements or that are traditionally performed by the independent auditor. Audit-related services include, among other things, due diligence services pertaining to potential business acquisitions/dispositions; accounting consultations related to accounting, financial reporting or disclosure matters not classified as "Audit Services"; assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities; financial audits of employee benefit plans; agreed upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters; and assistance with internal control reporting requirements.

(3) Tax Services include, among other things, tax compliance, tax planning and tax advice.

(4) All Other Services are fees for products and services other than those in the three categories above. During 2002, the full amount shown relates to certain litigation support work commenced prior to Ernst & Young's appointment as the Company's auditors. Once these litigation support services are completed or no later than May 5, 2004, Ernst & Young will no longer be allowed to perform such services for the Company. During 2001, All Other Services provided by Arthur Andersen consisted primarily of services related to systems implementation in Canada.

The audit committee of the Company's board of directors reviews summaries of the services provided by Ernst & Young and the related fees, and has taken into consideration whether the provision of non-audit services by Ernst & Young is compatible with maintaining auditor independence.

                             STOCKHOLDER PROPOSALS

Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the SEC and the Company's bylaws. Should a stockholder wish to have a proposal appear in the Company's proxy statement for next year's annual meeting, under the regulations of the SEC, it must be received by the Company's corporate secretary (at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400) on or before November 28, 2003.

                            SOLICITATION OF PROXIES

Solicitation of proxies for use at the annual meeting may be made in person or by mail, telephone or telegram, by directors, officers and regular employees of the Company. These persons will receive no special compensation for any solicitation activities. The Company has requested banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of the Company's common stock for whom they are record holder, and the Company will, upon request, reimburse reasonable forwarding expenses. The Company has retained Georgeson Shareholder Communications Inc. to assist in soliciting proxies from brokers, bank nominees and other institutional holders for a fee not to exceed $7,500, plus expenses. All costs of the solicitation will be borne by the Company.

                                         By order of the Board of Directors
                                         APACHE CORPORATION

                                         /s/ C. L. PEPER
                                         C. L. PEPER
                                         Corporate Secretary

NOTE: STOCKHOLDERS ARE REQUESTED TO PROMPTLY VOTE THEIR SHARES USING ONE OF THE
      METHODS EXPLAINED ON PAGES 1 AND 2 OF THIS PROXY STATEMENT.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            NOTICE OF ANNUAL MEETING

                                OF STOCKHOLDERS

                                  MAY 1, 2003

                              AND PROXY STATEMENT

                                 (APACHE LOGO)

                              ONE POST OAK CENTRAL

                       2000 POST OAK BOULEVARD, SUITE 100

                           HOUSTON, TEXAS 77056-4400

                                                (LOGO)Printed on recycled paper.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               APACHE CORPORATION

                         ANNUAL MEETING OF STOCKHOLDERS

                              THURSDAY, MAY 1, 2003
                                   10:00 A.M.

                          DOUBLETREE HOTEL AT POST OAK
                             2001 POST OAK BOULEVARD
                                 HOUSTON, TEXAS


--------------------------------------------------------------------------------

                         APACHE CORPORATION - 2003 PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned appoints G. Steven Farris, Randolph M. Ferlic and Eugene C. Fiedorek as Proxies, with the power of substitution, and authorizes them to represent the undersigned at the annual meeting of stockholders to be held
May 1, 2003, or any adjournment thereof, and to vote all the shares of common stock of Apache Corporation held of record by the undersigned on March 12, 2003, as designated on the reverse side.

This Proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS.

For participants in the Apache 401(k) Savings Plan, this proxy, when properly executed, will be voted in the manner directed by the undersigned. If no direction is given, if the card is not signed, or if the card is not received by April 29, 2003, the shares credited to your account will be voted in proportion to directions received by Fidelity, the plan trustee.


                  See reverse side for voting instructions.

                                                           ---------------------
                                                           COMPANY #
                                                           CONTROL #
                                                           ---------------------

THERE ARE THREE WAYS TO VOTE YOUR PROXY

YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

VOTE BY TELEPHONE - TOLL FREE - 1-800-240-6326 - QUICK ... EASY ... IMMEDIATE

o Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon (central time) on April 30, 2003.

o You will be prompted to enter your 3-digit Company Number, your 7-digit Control Number (these numbers are located on the proxy card) and the last 4-digits of the U.S. Social Security Number or Tax Identification Number for this account. If you do not have a U.S. SSN or TIN please enter 4 zeros.

o   Follow the simple instructions provided.

VOTE BY INTERNET - http://www.eproxy.com/apa/ - QUICK ... EASY ... IMMEDIATE

o Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon (central time) on April 30, 2003.

o You will be prompted to enter your 3-digit Company Number, your 7-digit Control Number (these numbers are located on the proxy card) and the last 4-digits of the U.S. Social Security Number or Tax Identification Number for this account to obtain your records and create an electronic ballot. If you do not have a U.S. SSN or TIN please leave blank.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Apache Corporation, c/o Shareowner Services(SM), P.O. Box 64873, St. Paul, MN 55164-0873.

    IF YOU VOTE BY TELEPHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD

                            -- Please detach here --


                  THE DIRECTORS RECOMMEND A VOTE "FOR" ITEM 1.

1. Election of directors -- director nominees:
     01 Frederick M. Bohen    04 Charles J. Pitman    [ ] Vote FOR            [ ] Vote WITHHELD
     02 George D. Lawrence    05 Jay A. Precourt          all nominees            from all nominees
     03 Rodman D. Patton                                 (except as marked)

(Instructions: To withhold authority to vote for     ---------------------------
any individual nominee, write the number(s) of the   |                         |
nominee(s) in the box to the right.)                 |                         |
                                                     ---------------------------

2. The Proxies are authorized to vote in their best judgment upon such other business as may properly come before the meeting.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.

Address Change? Mark Box [ ]                 Date
Indicate change below:                            ------------------------------

                                        ----------------------------------------
                                        |                                      |
                                        |                                      |
                                        ----------------------------------------
                                        Signature(s) In Box
                                        Please sign exactly as your name(s)
                                        appear on Proxy. If held in joint
                                        tenancy, all persons must sign.
                                        Trustees, administrators, etc. should
                                        include title and authority.
                                        Corporations should provide full name of corporation and title of authorized officer signing the proxy.